                                                                    EXHIBIT 10.5

***Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by an asterisk and has been filed separately with the Securities and Exchange Commission pursuant to rule 406 under the Securities Act of 1933, as amended, and the Commission's rules and regulations promulgated under the Freedom of Information Act, pursuant to a request for confidential treatment.***

                      SECOND AMENDED AND RESTATED AGREEMENT

      This Second Amended and Restated Agreement (this "Agreement") is being entered into effective as of the 1st day of August 2005, by and between Ritz Camera Centers, Inc., a Delaware corporation ("RCC") and Ritz Interactive, Inc. (formerly known as phobo.com, Inc.), a Delaware corporation ("RII").

                                    RECITALS

            A. RCC and RII are parties to that certain Amended and Restated Agreement, with an effective date of November 1, 2003 (the "Prior Agreement"). RCC and RII desire to amend and restate the Prior Agreement in its entirety as set forth herein.

            B. RCC owns the name(s), trademark(s), service marks and/or tradename(s) listed in Exhibit A (collectively referred to as the "Marks").

            C. RCC sells (by way of sales from (i) its RCC Retail Outlets (as such term is defined below), (ii) other RCC facilities (including but not limited to any warehouse owned or leased to RCC), (iii) print or mail order catalogues, and (iv) by any other means through which RCC sells goods and/or products) (1) photographic equipment, supplies and products and (2) boating, fishing and marine equipment, supplies and products (collectively, the products referenced in this Recital C are referred to herein as the "RCC Products") and also provides photofinishing, digital imaging, portraits and related services.

            D. RII operates a network of websites through which it offers for sale a variety of lifestyle products, including, but not limited to, certain of the RCC Products.

            E. In connection with its business, RII uses certain of the Marks and wishes to continue to do so.

            F. RCC desires to sell RCC Products to RII and RII desires to purchase RCC Products from RCC.

            G. RCC desires to license to RII the right to the use of the RCC Marks for the purposes set forth herein, all under the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

                                 1. DEFINITIONS

      The terms defined in the Recitals above shall have the meanings set forth above. The following terms shall have the meanings set forth below:

      1.1 "Ancillary Agreement" means that certain agreement, dated as of the date hereof, between RCC and RII, pursuant to which RCC and RII have agreed to provide certain services to each other.

      1.2 "Auction Internet Site" means (a) the auction Internet Site maintained and/or operated by eBay or (b) any other Internet auction site.

      1.3 "Big Print Gallery Business" means the uploading or receipt of digital files from customers for online viewing and comment by the public on the RII Network. As of the Effective Date, the Big Print Gallery Business was conducted by RII on its Internet Site located at www.bigprintgallery.com.

      1.4 "Big Print Net Business" means the uploading or receipt of digital files from customers for storage, sharing, imaging, portraiting, printing or delivery of photographic prints, including the imprinting of photographic images on hard goods (such as coffee mugs), via mail or at any RCC Retail Outlet; provided that the term "Big Print Net Business" shall also include reasonable extensions by RCC of the Big Print Net Business from that conducted by RCC on the Effective Date, but excluding the sale of RCC Products over the Internet. As of the Effective Date, the Big Print Net Business was conducted by RCC on its Internet Sites located at www.ritzpix.com and www.procx.com.

      1.5 "Content" means text, graphics, photographs, video, audio and/or other data or information containing the RCC Marks and/or Related Content.

      1.6 "Customer List" means all information (including, without limitation, names, addresses, e-mail addresses, transactional histories and demographic information) held by a Person regarding its customers, users, and potential customers and users as such information may exist from time to time during the term of this Agreement.

      1.7 "Effective Date" means August 1, 2005.

      1.8 "Force Majeure" means any event or condition not within the reasonable control of a party, which prevents in whole or in material part the performance by such party of its obligations hereunder or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the foregoing, each of the following events or conditions shall constitute a Force Majeure: riots, war, prolonged shortage of energy supplies, epidemics, fire, flood, hurricane, typhoon, earthquake, lightning and explosion.

      1.9 "Intellectual Property Rights" means all inventions, discoveries, trademarks, service marks, patents, trade names, copyrights, know-how, intellectual property, shop rights,

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licenses, developments, research data, designs, technology, trade secrets, test procedures, processes, route lists, internet domain names, literature, reports and other confidential information, intellectual and similar intangible property rights and Customer Lists, whether or not patentable or copyrightable (or otherwise subject to legally enforceable restrictions or protections against unauthorized third party usage), maintained in any format.

      1.10 "Internet" means (i) the global network of interconnected computer networks, each using the transmission control protocol/internet protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which are used to transmit text, graphics, photographs, video, audio and/or other data or information that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user, whether such text, graphics, photographs, video, audio and/or other data or information is delivered through on-line browsers, off-line browsers, or through electronic mail, broadband distribution, satellite, wireless or otherwise, and any subset of such global network, such as intranets; or (ii) any similar or successor network or system commonly referred to as the "Internet".

      1.11 "Internet Business" means a business or a component business that is engaged in (i) the sale of goods or services on the Internet or similar electronic media, which sales are originated or consummated online, (ii) the offering of interactive services on the Internet supported by paid advertising or sponsorships, or (iii) any other method of exploiting the Internet to generate revenue.

      1.12 "Internet Site" means any site or service delivering text, graphics, photographs, video, audio and/or other data or information (including, but not limited to, Content) on or through the Internet.

      1.13 "License" means the license(s) granted to RII pursuant to ARTICLE 3.

      1.14 "Marks" has the meaning set forth in Recital B of this Agreement.

      1.15 "Offline Business" means a business or component of a business, other than an Internet Business, that is primarily engaged in the sale of goods and/or services through physical store locations, print catalogues and/or mail order catalogues.

      1.16 "Perpetual License Agreement" means that certain agreement, dated as of the date hereof, between RCC and RII, pursuant to which RCC has licensed to RII certain rights with respect to the "Ritz Interactive" name and mark.

      1.17 "Person" means any natural person, legal entity, or other organized group of persons or entities. (All pronouns, whether personal or impersonal, which refer to Person include natural persons and other Persons.)

      1.18 "RCC Auction Products" means those products identified and designated, in writing, from time to time, by RCC as "Auction Products," which designation shall include, if elected by RCC, a recommended reserve price.

      1.19 "RCC Handling Charge" means the fee to be paid to RCC by RII in consideration for the Handling Services to be performed by RCC pursuant to
SECTION 8.4, the amount of which will be determined in accordance with the terms of Exhibit E.

      1.20 "RCC Marks" shall mean the Marks and all other names, trademarks, service marks and/or tradenames that RCC owns and elects to license to RII during the Term by amending Exhibit A to add such additional names, trademarks, service marks and/or tradenames.

      1.21 "RCC Products" has the meaning set forth in Recital C of this Agreement.

      1.22 "RCC Related Sites" means the Internet Sites located at the URLs listed on Exhibit B.

      1.23 "RCC Retail Outlets" means all physical store locations owned by or controlled by RCC (including, but not limited to Ritz Camera Centers and Boater's World stores) and at which site RCC Products are sold to the public.

      1.24 "RCC-RII Auction Price" means the price at which RII will purchase RCC Auction Products from RCC, which price shall be equal to the greater of (i) ***** (***%) of the purchase price paid to RII by RII's customer for the subject RCC Auction Product, and (ii) the RCC-RII Minimum Purchase Price.

      1.25 "RCC-RII Minimum Purchase Price" means, with respect to the applicable RCC Auction Product, the minimum price at which RCC will sell the specified RCC Auction Product to RII, which price shall be supplied by RCC to RII at the time that RCC makes the applicable RCC Auction Product available for purchase by RII.

      1.26 "RCC-RII Sale Price" means the price at which RII shall purchase RCC Products from RCC, as determined in accordance with the terms of Exhibit D.

      1.27 "RCC Royalty" means the fee to be paid to RCC by RII in consideration for the License, the amount of which will be determined in accordance with the terms of Exhibit E and will be paid to RCC consistent with the terms of Exhibit G.

      1.28 "Related Content" means work owned or created or otherwise permitted for use by RCC and used by RCC in connection with the RCC Marks.

      1.29 "RII Network" means any Internet Sites owned, controlled, operated and/or maintained by RII, including, but not limited to, the RCC Related Sites, the RII Sites and/or any Internet Sites created by RII after the Effective Date.

      1.30 "RII Purchases" means the purchase by RII from RCC of any RCC Products or RCC Auction Products, as applicable.

      1.31 "RII Sites" means the Internet Sites located at the URLs listed on Exhibit C.

      1.32 "ShopAtShark Internet Site" means the Internet Site located at www.shopatshark.com.

      1.33 "Term" has the meaning set forth in SECTION 4.1.

                            2. BIG PRINT NET BUSINESS

      2.1 RCC and RII acknowledge and agree that RCC operates the Big Print Net Business independent of its relationship with RII, and that RCC maintains complete control over any benefit, revenue, or goodwill arising out of or generated by such business. Further, the Big Print Net Business shall remain the business of RCC, and not RII, and RCC shall be entitled to enter into agreements and/or arrangements with third parties regarding such business as well. RCC acknowledges and agrees that RII's operation of the Big Print Gallery business shall not be deemed to violate this SECTION 2.1 or any other provision of this Agreement.

      2.2 During the Term, RII shall pay to RCC a monthly fee equal to ***** percent (***%) of the net revenue generated when a customer initially enters the Internet Site located at www.ritzpix.com, and, in the same session, links to an Internet Site in the RII Network and makes a purchase (other than a purchase of an auction or clearance item) of a product or service on such Internet Site. Within thirty (30) days after each monthly period referenced in this SECTION 2.2, RII will (i) provide RCC a detailed written report containing all information necessary to calculate the fee payable to RCC pursuant to this
SECTION 2.2, and (ii) pay RCC the fee owed by RII under this SECTION 2.2 for such monthly period. For purposes of this SECTION 2.2, "net revenue" means merchandise and service revenue generated as provided in the first sentence of this SECTION 2.2, net of returns, discounts and uncollected sales tax.

      2.3 During the Term, RCC shall pay to RII a monthly fee equal to ***** percent (***%) of the net revenue generated when a customer initially enters an Internet Site in the RII Network and, in the same session, links to the Internet Site located at www.ritzpix.com (or any replacement URL for this Internet Site) and makes a purchase (other than a purchase of an auction or clearance item) of a product or service on such internet Site. Within thirty (30) days after each monthly period referenced in this SECTION 2.3, RCC will (i) provide RII a detailed written report containing all information necessary to calculate the fee payable to RII pursuant to this SECTION 2.3, and (ii) pay RII the fee owed by RCC under this SECTION 2.3 for such monthly period. For purposes of this
SECTION 2.3, "net revenue" means merchandise and service revenue generated as provided in the first sentence of this SECTION 2.3, net of returns, discounts and uncollected sales tax.

      2.4 Both RII and RCC will maintain accurate books and records in order to document the fees to be paid to the other pursuant to this ARTICLE 2. Such books and records may be audited by each other consistent with the provisions set forth in ARTICLE 9.

                     3. LICENSE OF RCC MARKS/RELATED CONTENT

      3.1 RCC hereby grants to RII, during the Term and subject to the terms and conditions contained herein, an exclusive (including as to RCC), worldwide, nontransferable license to use and reproduce, the RCC Marks and/or any Related Content (and modify such Related Content) in conjunction with any Internet Business, including, without limitation (i) the marketing and/or sale of RCC Products over the Internet and RCC Auction Products over the Internet, (ii) the marketing and/or sale of any other products or services offered by RII, and

(iii) any use on community web pages. RII shall also have the right to authorize its third-party service providers to use and reproduce the RCC Marks and Related Content as permitted to RII herein for the benefit of RII. In furtherance of the exclusive license contemplated by this SECTION 3.1, RCC agrees that during the Term it shall not sell any RCC Products over the Internet in any Internet Business, except for the sale by RCC through an auction or similar discounting process of overstocked, discontinued or damaged RCC Products, provided that none of the RCC Marks or Related Content are used by RCC in connection with such sales. RCC agrees that it shall not license or authorize another Person to so use and/or reproduce the RCC Marks and/or Related Content in connection with any Internet Business. Nothing in this Agreement shall be construed to (a) grant RII any ownership or other rights in or to the RCC Marks or Related Content, except in accordance with and to the extent of this license, or (b) prohibit RCC from marketing any non-Internet Business owned and operated by RCC. This SECTION 3.1 shall not be construed so as to prohibit the use of the RCC Marks and Related Content by RCC, its divisions, business units, affiliates and subsidiaries in any Offline Business activity or as expressly permitted by SECTION 2.1. Except as specifically provided in this Agreement: (x) RCC is the sole and exclusive owner of the RCC Marks and Related Content and all goodwill associated with or appurtenant to them, (y) RII has no right or interest in the RCC Marks and Related Content except as specifically provided in this Agreement, and (z) RTI's use of the RCC Marks and Related Content shall inure solely to the benefit of RCC.

      3.2 RCC shall have the right to demand the withdrawal of any Content from the web pages on the RII Network in which the RCC Marks and Related Content appear which would subject RCC to a risk of any unfavorable regulatory action, violate any law, infringe the rights of any third party, impair the goodwill associated with the RCC Marks or unreasonably subject RCC to liability (collectively "Prohibited Content Use"). Upon written notice from RCC to withdraw any Content which constitutes a Prohibited Content Use, RII shall, in its discretion, either (i) cease using any such RCC Marks or Related Content in the Prohibited Content Use, (ii) remove the subject Content from the web pages on the RII Network, in either case as soon as commercially and technically feasible, but in any event no later than fifteen (15) business days after the date of RCC's written notice or (iii) modify its use of the Content in a manner (to RCC's reasonable satisfaction) such that RII's future use of the subject Content shall not constitute a Prohibited Content Use. RII shall use its commercially reasonable efforts to, within fifteen (15) business days after the date of RCC's written request to RII (which request shall specify the website and Content constituting a Prohibited Content Use), remove the RCC Marks and Related Content from the webpages of any third party service provider which has been expressly authorized by RII to use the RCC Marks and Related Content on such webpages (each such third party service provider is referred to herein as an "Authorized TPSP"), to the extent the use of such Content constitutes a Prohibited Content Use. During the Term, RII shall require, as a condition to any renewal of an existing agreement it has with an Authorized TPSP or as a condition to any new agreement it enters into with an Authorized TPSP, that its Authorized TPSPs agree to withdraw any Content from their webpages to the extent the use of such Content constitutes a Prohibited Content Use as soon as commercially and technically feasible, but in any event no later than fifteen
(15) business days after the date of RCC's written notice.

                                     4. TERM

      4.1 This Agreement shall begin on the Effective Date and shall continue for an indefinite period in full force and effect until it is terminated in accordance with this ARTICLE 4 (the "Term").

      4.2 RCC shall have the right (but not the obligation) to terminate immediately this Agreement:

            (a) if RII is in material breach of any of its obligations or representations hereunder, which are material to this Agreement and which breach is not cured or remedied within sixty (60) days of receipt by RII of written notice from RCC of such breach;

            (b) if RII files or is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing; or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing;

            (c) if the business of RII is liquidated or otherwise terminated for insolvency or any other basis;

            (d) if RII makes a general assignment for the benefit of its creditors.

      4.3 RII shall have the right (but not the obligation) to terminate immediately this Agreement:

            (a) if RCC is in material breach of any of its obligations or representations hereunder, which are material to this Agreement and which breach is not cured or remedied within sixty (60) days of receipt by RCC of written notice from RII of such breach;

            (b) if RCC is the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing, or becomes the subject of any involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing;

            (c) if the business of RCC is liquidated or otherwise terminated for insolvency or any other basis;

            (d) if RCC makes a general assignment for the benefit of its creditors.

      4.4 A party may exercise its right to terminate this Agreement pursuant to this ARTICLE 4 by sending written notice to the other party. No exercise by a party of its rights under this ARTICLE 4 will limit its remedies by reason of the other party's default, such party's rights to exercise any other rights under this ARTICLE 4, or any other rights of such party.

      4.5 Notwithstanding anything in this ARTICLE 4 to the contrary, the parties hereto understand, acknowledge, and agree that the termination of this Agreement will not result in the rescission of or otherwise affect the prior transfer by RCC to RII of RCC's right, title and interest in and to any RCC Products and/or RCC Auction Products previously purchased by RII pursuant to the terms of this Agreement (or RCC Products and/or RCC Auction Products for which RCC is deemed to have received and accepted a purchase order from RII pursuant to the terms of SECTION 8.2), except that, with respect to RCC Products or RCC Auction Products sold by RCC to RII during the sixty (60) day cure period described in SECTION 4.2(a), RCC shall have the right to require RII to both (a) be current with respect to all payments due to RCC pursuant to Exhibit G and (b) prepay all RCC Handling Charges and the RCC-RII Sale Price for such RCC Products, before RCC initiates any Handling Services described in SECTION 8.4(a).

                                  5. TRADEMARKS

      5.1 The parties acknowledge that the RCC Marks are trademarks or service marks owned or controlled by RCC and that all goodwill generated by RIFs use of the RCC Marks shall inure to RCC's benefit or to the benefit of the RCC Marks' owner, as the case may be. RCC shall use its commercially reasonable efforts to register each of the RCC Marks with the U.S. Patent and Trademark Office as trademarks or service marks, as applicable. Nothing contained herein shall constitute an assignment of the RCC Marks or grant to RII any right, title or interest therein, except as specifically set forth herein. RII shall maintain RCC's quality standards with respect to its use of the RCC Marks, and otherwise use the RCC Marks subject to any reasonable restrictions or requirements established by RCC from time to time, hi the event that RII shall obtain any proprietary right in any RCC Marks, as a result of the exercise by RII of any right granted to it hereunder, such proprietary right shall immediately vest in RCC, however, RII shall be authorized to use such new proprietary right as though same had specifically been included in this Agreement. In the event that RII requests that RCC pursue registration in the U.S. Patent and Trademark Office of a trademark and RCC elects not to pursue such registration, then RII shall have the right to file applications in any of one or more countries for registration of such trademark and RCC shall not interfere and, to the extent requested by RII, shall, at RII's expense, cooperate with RII in any such applications (each such trademark, a "RII Trademark"). Notwithstanding anything herein to the contrary, RII shall own any trademark rights it acquires with respect to any RII Trademark and all goodwill generated by RII's use of any RII Trademark shall inure to RII's benefit.

      5.2 Except as set forth in SECTION 5.1, RII shall not file any application in any country to register a trademark which is the same as, similar to, or misleading with respect to the RCC Marks or any other trademark of RCC. If any application for registration is filed in any country by RII in contravention of this SECTION 5.2, RCC shall have the right to take appropriate action against RII, including seeking injunctive relief, to prohibit or otherwise restrain RII's use of the infringing mark.

      5.3 RII shall, upon the prior written request of RCC, furnish RCC proofs of all materials bearing any RCC Marks licensed hereunder by RCC or sublicensed hereunder by RII (including, without limitation, printed or electronic copies of all RCC Related Sites advertising and publicity materials). Review by RCC shall not relieve RII of any of its warranties or obligations under this Agreement. Samples and materials to be reviewed by RCC shall be submitted to such person that may be designated in writing by RCC.

      5.4 In the event that RII learns of any infringement or threatened infringement of the RCC Marks licensed for use under this Agreement, or that any Person claims or alleges that the trademarks or logos are liable to cause deception or confusion to the public, RII shall immediately notify RCC of the substance of any such infringement, claim or allegation thereof, and, in the case of any infringing use, RCC shall at its discretion take all reasonable steps so as to cause the cessation of such use. If RCC does not take action in the case of any infringing use, RII may, but is not obligated to, take action to cause the cessation of such use. If RII takes such action, RCC agrees to cooperate with the reasonable requests of RII (including, without limitation, sending cease and desist letters and becoming a co-party or party in interest in any litigation) with respect to such action and, in the event of a judgment or settlement in favor of RCC and/or RII, RII shall be entitled to (i) attorneys' fees and costs and (ii) damages to the extent damages are attributable to the detriment to any Internet Business or Internet sales.

      5.5 Upon the termination of this Agreement, RII shall cease all use of the RCC Marks and Related Content, as soon as commercially and technically practicable, but in no event later than thirty (30) days and shall remove or erase the RCC Marks and Related Content from the RII Network, and from any of RII's advertising and promotional materials, as soon as commercially and technically practicable, given customary Internet business practices, but in no event shall any such material remain on the RII Network more than thirty (30) days after termination, and at RCC's request, RII shall certify in writing to RCC such removal or erasure. RII shall use its commercially reasonable efforts to remove or erase RCC Marks and Related Content from any other sites or places owned or controlled by RII, but not listed in the preceding sentences as soon as commercially and technically practical. In addition, upon the termination of this Agreement, RCC shall have the right to request in writing that RII cease to use any of the domain names listed on Exhibit B. RII shall have thirty (30) days from its receipt of such request to cease the use of any such domain names and shall use its commercially reasonable efforts to assist RCC in the transfer of registration of any such domain names from RII to RCC.

      5.6 RII shall cause the trademark notice "(R)" or "(SM)" and/or the legend "[RCC Mark] is a trademark of RCC and is used under license" and/or such other legend as requested by RCC from time to time, to appear on promotional materials and, to the extent consistent with general Internet practices, on or in connection with services provided by RII.

      5.7 During or after the Term, except for actions permitted by this Agreement, RII shall not, directly or indirectly, do or cause to be done anything which contests or materially impairs RCC's right, title or interest in the RCC Marks.

      5.8 The License is personal to RII. RII shall not assign, sell, or otherwise transfer ("Transfer") to any person or entity, in whole or in part, any of the rights or privileges granted to RII under this Agreement without RCC's prior written consent, which may be withheld, delayed or conditioned for any reason in RCC's sole and absolute discretion. Any attempted Transfer without RCC's prior written consent shall be null, void and of no effect. For purposes of this SECTION 5.8, a change in the record or beneficial ownership of any of the outstanding shares of the capital stock of RII shall not be deemed to be a Transfer, except that, prior to completion of a public offering of RII's common stock pursuant to a registration statement under the Securities Act of 1933, as amended, a Transfer shall be deemed to include a transaction or series of transactions pursuant to which, more than 50% of the issued and outstanding shares of RII's voting common stock are owned by parties other than (i) David Ritz, Fred Lerner, Wade Mayberry and or Linda Ritz Dolphin and/or any relatives of such parties or trusts for the benefits of such parties or their relatives and (ii) RCC and/or any employees, successors or assignees of RCC.

      5.9 RCC has a substantial and legitimate interest in protecting the exceptional goodwill and value associated with the RCC Marks and in encouraging RII's full and complete performance under this Agreement. During the Term, except for actions permitted by this Agreement, RII shall use commercially reasonable best efforts to not do or cause to be done anything to materially damage or materially impair the goodwill associated with the RCC Marks and Related Content.

      5.10 During the Term, RCC shall, at its sole expense, take such actions as necessary (including the filing of any applicable renewal forms and payment of applicable maintenance and renewal fees) in order to maintain with the applicable regulatory authorities the registration in good standing of the RCC Marks.

                               6. CONFIDENTIALITY

      6.1 Except as and to the extent required by law, RII and RCC shall not disclose or use and each said party shall direct its representatives not to disclose or use to the detriment of the other party any Confidential Information (as defined below) furnished, or to be furnished by either party to the other party hereto. For purposes of this SECTION 6.1, "Confidential Information" means any information about the party so delivering said information (or its customers, suppliers or third-party service providers) not in the public domain or stamped "Confidential" or identified in writing as such to the other party promptly following its disclosure, unless (i) such information becomes publicly available through no fault of the recipient party or its representatives, (ii) the disclosure of such information is necessary and appropriate in making any filing or obtaining any consent or approval required by law or (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with any legal proceedings. For the avoidance of doubt, each party's Customer Lists are Confidential Information for purposes of this Agreement. In addition, the parties agree to treat this Agreement as Confidential Information, provided that either party may publicly disclose this Agreement to the extent that it determines, after consultation with its counsel, that disclosure or release is necessary pursuant to requirements of law or the requirements of any governmental entity including, without limitation, disclosure requirements under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or of any applicable stock exchange (including Nasdaq). In the event of any such public disclosure, the parties shall cooperate in good faith to seek confidential treatment of applicable portions of this Agreement to the extent requested by either party.

                                  7. OWNERSHIP

      7.1 As between RCC and RII: (a) RCC is and shall be the exclusive owner of and, subject to the rights granted to RII pursuant to this Agreement, shall retain all right, title and interest to the RCC Marks and Related Content, including all Intellectual Property Rights therein (the "RCC Property") and (b) RII is the exclusive owner of and, subject to the rights granted to RCC pursuant to this Agreement, shall retain all right, title and interest to the RII Network and all Intellectual Property Rights therein, excluding the RCC Property and excluding RCC's rights with respect to the Big Print Net Business. RII understands, acknowledges and agrees that as between RII and RCC, RII shall be fully responsible for the maintenance and operation of the RII Network.

      7.2 Each party agrees to take all action and cooperate as is reasonably necessary, at the other party's request and expense, to protect the other's respective rights, titles, and interests specified in this Article 7, and further agrees to execute any documents that might be necessary to perfect each party's ownership of such rights, titles, and interests.

                      8. PURCHASE AND SALE OF RCC PRODUCTS

      8.1 RCC understands, acknowledges and agrees that (a) as to the RCC Products, RII shall have the right, but not the obligation to offer for sale through the RII Network any and all RCC Products and RCC and RII agree that the purchase price to be paid by RII to RCC for any RCC Products ordered by RII from RCC shall be the RCC-RII Sale Price and (b) as to RCC Auction Products, RII shall have the right, but not the obligation to offer for sale through any Auction Internet Site any and all RCC Auction Products and RCC and RII agree that the purchase price to be paid by RII to RCC for any RCC Auction Products ordered by RII from RCC shall be the RCC-RII Auction Price. Notwithstanding the foregoing, RII agrees that, to the extent RCC complies with its obligations in the immediately following sentence, during each calendar year of the Term, RII shall purchase from RCC at least 51% of its aggregate purchases of RCC Products. With respect to all RCC Products then in stock at RCC, RCC shall make available to RII for purchase by RII under this Agreement quantities of the RCC Products consistent with RCC's past practice. With respect to the sale of any RCC Auction Products, RCC understands, acknowledges and agrees that RII shall have full authority to establish the minimum bid price, the reserve price and any other equivalent pricing figures which need to be established and maintained in connection with RII's participation in the eBay auction program and/or any similar auction program maintained or operated as an Auction Internet Site. With respect to the sale of any RCC Products or RCC Auction Products, RCC understands and agrees that RII shall, at its sole discretion, set the prices to be paid by RII's customers for those products and RCC shall not have any right to control or change such prices. Notwithstanding the foregoing, any supplier to RCC may, consistent with applicable law, unilaterally announce prior to dealing with RCC that it is a precondition to its continued supply of a specific product to RCC that RCC does not offer for sale or sell the specific product to consumers at a price different from that specified in advance by the supplier. In such event, RII shall also comply with such pricing policy for the specified product so long as (i) RCC is then complying with such policy and (ii) compliance by RII with such policy would be consistent with industry practice and not in violation of applicable law. In the event that RII does not comply with its obligations in the foregoing sentence as to any specific RCC Product, then such specific RCC Product shall no longer be an RCC Product for purposes of this Agreement and RCC shall have no obligation to supply such specific RCC Product to RII under this Agreement. In addition, if the vendor to RCC of such RCC Product requests that, as a result of RII's noncompliance, RCC cease selling to RII any RCC Products that RCC purchases from such vendor (the "Vendor RCC Products"), then, subject to compliance with applicable law, RCC may elect to cease supplying all such Vendor RCC Products to RII, in which case all such Vendor RCC Products shall cease to be RCC Products for purposes of this Agreement.

      8.2 Concurrent with the purchase of an RCC Product or RCC Auction Product by a customer of RII, RII shall, to the extent it purchases the applicable product through RCC, provide to RCC all information necessary so as to enable RCC to perform its handling obligations as described in SECTION 8.4, including, but not limited to, the product(s) purchased by the RII customer, the information specified in Exhibit F and such other information as may be reasonably requested from time to time by RCC upon reasonable notice to RII. Notification by RII to RCC of the consummation of the sale of an RCC Product or RCC Auction Product by RII to RII's customer shall be deemed to be and shall operate as a purchase order from RII to RCC for the purchase of the same product at the RCC-RII Sale Price or RCC Auction Price, as applicable, which purchase order shall automatically and without further notice from RCC, be deemed accepted and approved by RCC at the point at which the applicable RCC Product is picked by RCC from its inventory and made available by RCC to RII. The RCC-RII Sales Price or RCC Auction Price, as applicable, shall be paid to RCC consistent with the terms described in Exhibit G.

      8.3 RCC shall make available to RII, so that RII may pass on to RII's customers, all vendor and/or manufacturer warranties available with respect to any RCC Products on terms no less favorable to RII's customers as available to customers of RCC purchasing similar RCC Products from RCC's retail outlets, RCC's print catalogues or RCC's mail order. As to the sale of any RCC Auction Products, RII's customers shall be entitled to and shall receive such vendor and/or manufacturer warranties as are then applicable to the subject RCC Auction Product at such time as it identifies/designates the subject RCC Auction Product.

      8.4 RCC shall provide, directly or through its subsidiaries the following services ("Handling Services") on the terms and conditions described below:

            (a) With respect to all orders for RCC Products or RCC Auction Products received from RII, RCC shall be responsible for (i) picking the order from its warehouse and delivering the related RCC Products to RII's Representative (as described in Exhibit F) or RII's designated agent, (ii) processing of the returns of RCC Products or RCC Auction Products by RII to RCC,
(iii) maintenance of inventory balances, and (iv) other related services all of which services shall be provided in a manner consistent with the terms of Exhibit F. RII, and RII alone, shall bear all risks associated with the credit authorization, settlement, shipping and delivery and any subsequent (i.e., subsequent to the initial authorization and/or settlement) reversal of any credit previously issued to RII (either directly or through a correspondent merchant bank which has purchased the relevant credit card transactions) in connection with the prior authorization of any credit card transaction in which any RCC Products or RCC Auction Products were purchased. RII, and RII alone, shall also bear all risks associated with the return of RCC

Products from RII's customers however RCC will accept returns from RII subject to the RCC return policy that RCC maintains for all of its customers.

            (b) The Handling Services to be provided by RCC as described in this
SECTION 8.4 shall be at least equal to the quality of those services as currently being provided by RCC on its own behalf prior to the Effective Date of this Agreement. Furthermore, with respect to all RCC Products ordered by RII pursuant to SECTION 8.2, RCC shall pick, pack and deliver (in a form ready for shipment by RII to RII's customers) such products to an RII representative at one of RCC's warehouses within forty eight (48) hours of RCC's receipt of such order; provided that such limitation shall not apply to products that are out of stock at RCC's warehouses, ordered by RII on a weekend, on a U.S. national holiday or during a Force Majeure (during which times RCC shall use its commercially reasonable efforts to provide such services to RII as promptly as possible and consistent with its past practices).

            (c) As consideration for the Handling Services, RII shall pay RCC the RCC Handling Charge, which RCC Handling Charge shall be paid to RCC consistent with the terms of Exhibit G.

            (d) Except for the services specifically provided for in this
ARTICLE 8, RII shall be responsible for providing all other services arising in connection with the fulfillment of any orders for RCC Products or RCC Auction Products ordered by a customer of RII, including, but not limited to, the shipping of such RCC Products or RCC Auction Products to the RII customer.

      8.5 Consistent with the defective product and/or return policies established for RCC's customers for sales at its RCC Retail Outlets and through its print catalogues, in the event any RII customer returns to RII (at a location designated by RII) any RCC Product which RII had purchased from RCC, RII shall have the right to return to RCC and RCC shall have the obligation to replace the subject product, or refund, on RII's account, the consideration received from RII (or issue appropriate credits) with respect to, any such RCC Product. The amount of any refund to be paid or credit to be issued for a returned RCC Product shall be equal to the lower of (a) the RCC-RII Sales Price or (b) *****% of the then current RCC Average Cost (as defined in Exhibit D) of the subject RCC Product. Subject to the defective product and/or return policies established by RCC, in the event any RII customer returns to RII any RCC Auction Product, RII shall have the right to return to RCC and RCC shall have the obligation to refund, on RII's account, the consideration received from RII (or issue appropriate credits) with respect to any such RCC Auction Product, the amount of which refund or credit shall be equal to the RCC-RII Auction Price. For the avoidance of doubt, nothing in this Agreement shall obligate RCC to accept for exchange from any RII customer any RCC Products purchased by RII from RCC hereunder and sold by RII to such RII customer.

      8.6 In consideration for the License, RII shall pay the RCC Royalty to RCC, which shall be calculated as provided in Exhibit E and paid as provided in Exhibit G.

      8.7 RII offers for sale certain golf related products and services on the ShopAtShark Internet Site. During the Term, to the extent RCC provides warehousing and distribution services (including, but not limited to those services described under the heading "Handling Services" on Exhibit F) to RII with respect to the golf related products and services sold by RII on the ShopAtShark Internet Site, RII shall pay to RCC the following fees: (i) a handling fee of $***** per item sold by RII on the ShopAtShark Internet Site and
(ii) a service fee of *****% of the net revenue on all sales by RII on the ShopAtShark Internet Site; in each case such fees shall only be due to the extent that RCC has provided the warehousing and distribution services described in this SECTION 8.7 with respect to such sales. All such fees shall be paid by RII to RCC consistent with the terms of Exhibit G. For purposes of clause (ii) of this SECTION 8.7, "net revenue" means merchandise revenue generated from the sale of products by RII on the ShopAtShark Internet Site net of returns, discounts and uncollected sales tax.

                                  9. ACCOUNTING

      9.1 Each of RII and RCC will, on a monthly basis, calculate the amount of the RII Purchases for such period and provide a written summary of said RII Purchases, broken down by category and product in a manner and in a format as mutually agreed from time to time by RII and RCC. In the event of any inconsistency between the two summary statements, the parties shall, in good faith, diligently work towards resolving said inconsistency as soon as is commercially feasible. In the event that the amount of the RII Purchases for the applicable period ultimately agreed to by RII and RCC indicates an amount of RII Purchases inconsistent with the amount previously paid by RII for the RII Purchases for the period in question then, within fifteen (15) days thereafter, as applicable, RII shall pay to RCC any shortfall in such payment or RCC shall issue a credit to RII for any excess payment. The parties understand, acknowledge and agree that payment by RII and/or acceptance by RCC of any amounts arising in connection with the sale of any RCC Products shall not preclude either party from later challenging the accuracy thereof.

      9.2 Each of RCC and RII shall maintain accurate books and records which report the recognition of RII Purchases. Either party may, at its own expense, examine and copy the books and records of the other party (but only those books and records that are necessary for the limited purposes specified in this
ARTICLE 9), as provided in this Section for the limited purposes of verifying the accuracy of the amount of the RII Purchases and the RCC-RII Sale Prices or RCC- RII Auction Prices, as applicable, previously paid to RCC by RII. Either party ("Examining Party") may make an examination of a particular statement provided by the other party ("Examined Party") or for a period of RII Purchases within one (1) year after the date of the applicable RII Purchases. The Examining Party may make such examinations only during the other Examined Party's regular business hours, and at the place where the Examined Party regularly keeps its books and records. The Examining Party shall be required to notify the Examined Party at least ten (10) days before the date of any planned examination and if such examination has not been completed within two months from commencement, the Examined Party may require the Examining Party to terminate such investigation on seven (7) days notice, provided that the Examined Party has previously cooperated with the Examining Party in the examination of such books and records.

      9.3 RII understands, acknowledges, and agrees that, as between RCC and RII, RII will be responsible for all sales and use taxes payable in connection with the purchase by RII customers of any product which, pursuant to the terms of this Agreement, is purchased by RII from RCC ("RII Customer Sales/Use Tax Event").

               10. REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

      10.1 RCC represents and warrants that:

            (a) it has full power and authority to enter into this Agreement;

            (b) it has the right, under its agreements with its suppliers and manufacturers, to sell the RCC Products to RII for further resale by RII to end users;

            (c) it either owns or has a valid license to use the RCC Marks and Related Content and has sufficient right and authority to grant to RII all licenses and rights granted by RCC hereunder;

            (d) the RCC Marks and Related Content and the use thereof as permitted pursuant to this Agreement will not violate any law or infringe upon or violate any rights of any Person;

            (e) the execution, delivery and performance by RCC of this Agreement will not conflict with, or result in a breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument to which RCC is a party;

            (f) it has not represented to any Person that RCC is an agent or representative of RII for any purpose and will not do so during the Term;

            (g) it has not represented to any Person that RCC and RII are not separate entities and will not do so during the Term;

            (h) it has not represented to any Person that RCC is a subsidiary or parent of RII and will not do so during the Term;

            (i) it has not represented to any Person that RCC and RII do not operate separate businesses and will not do so during the Term; and

            (j) this Agreement constitutes the valid and binding obligations of RCC enforceable against it in accordance with its terms.

      10.2 RII represents and warrants that:

            (a) it has the full power and authority to enter into and fully perform this Agreement;

            (b) this Agreement constitutes the valid and binding obligations of RII enforceable against it in accordance with its terms;

            (c) the execution, delivery and performance by RII of this Agreement will not conflict with, or result in a breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument to which RII is a party;

            (d) it has not represented to any Person that RCC is an agent or representative of RII for any purpose and will not do so during the Term;

            (e) it has not represented to any Person that RCC and RII are not separate entities and will not do so during the Term;

            (f) it has not represented to any Person that RCC is a subsidiary or parent of RII and will not do so during the Term;

            (g) it has not represented to any Person that RCC and RII do not operate separate businesses and will not do so during the Term; and

            (h) the RII Network will be maintained and operated in material compliance with all applicable federal, state, local and foreign laws.

      10.3 RII shall defend, indemnify, and hold RCC harmless from, against, and in respect of any and all claims, costs, expenses (including reasonable fees of counsel), liabilities, obligations, losses, damages, actions, suits or proceedings, of any nature (i) arising in connection with the breach of this Agreement by RII; (ii) arising from or in connection with the assertion against RCC of any claim, whether at law or in equity, in contract or in tort, or arising under or by virtue of any statute, regulation or common law theory of liability, including any claim for payment or performance of any obligation, debt, or liability, whether fixed or contingent, in connection with RII's use of the RCC Marks and/or Related Content, (iii) resulting from the negligence or willful misconduct of RII, its officers, directors, employees, agents or contractors, (iv) resulting from, or arising out of any RII Customer Sales/Use Tax Event (as such term is defined in SECTION 9.3), or (v) arising from or in connection with the assertion against RCC of any claim, whether at law or in equity, in contract or in tort, associated with the sale of RCC Products or RCC Auction Products by RII, but excluding any such claim that arises from any conduct or omission of RCC. Notwithstanding the foregoing, RII shall not have any obligation to RCC under this SECTION 10.3 with respect to any claims arising in connection with a breach by RCC of its representations in SECTION 10.1(d), or if such claim is a result of RCC providing an infringing or defective product.

      10.4 RCC shall defend, indemnify, and hold RII harmless from, against, and in respect of any and all claims, costs, expenses (including reasonable fees of counsel), liabilities, obligations, losses, damages, actions, suits or proceedings, of any nature (i) arising in connection with the breach of this Agreement by RCC (including, but not limited to any claims arising in connection with a breach by RCC of its representations in SECTION 10.1(d)); (ii) arising from or in connection with the assertion against RII of any claim, whether at law or in equity, in contract or in tort, or arising under or by virtue of any statute, regulation or common law theory of liability, including any claim for payment or performance of any obligation, debt, or liability, whether fixed or contingent, in connection with RCC's use of the RCC Marks and/or Related Content; or (iii) resulting from the negligence or willful misconduct of RCC, its officers, directors, employees, agents or contractors.

      10.5 With respect to any claim made by party pursuant to SECTION 10.3 or
SECTION 10.4 (each such claim is referred to herein as a "Claim"), the party obligated to provide indemnification hereunder (the "Indemnifying Party") shall, at its expense, have the right to participate in, and, at its option, to assume the defense of each such Claim. Promptly upon becoming aware of such Claim, the party entitled to indemnification hereunder (the "Indemnified Party"), shall give the Indemnifying Party written notice thereof; provided, however, that the failure of the Indemnified Party to notify the Indemnifying Party of a Claim shall not relieve the Indemnifying Party of any liability it may have to the Indemnified Party, except to the extent that the Indemnifying Party is actually prejudiced by such failure. If the Indemnifying Party elects to assume the defense of a Claim, following its written notice of such election to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party in connection with any costs incurred by the Indemnified Party after the date of such notice for the defense of such Claim. Any settlement of any Claim by the Indemnifying Party shall not require the consent of the Indemnified Party so long as the settlement includes a full release of the Indemnified Party with respect to the Claim. Once the Indemnifying Party has assumed the defense of a Claim, so long as the Indemnifying Party is reasonably pursuing the defense of the Claim, the Indemnified Party shall not settle any such Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the right of the Indemnifying Party to assume the defense of any Claim, the Indemnified Party shall have the right, at its expense, to employ separate counsel and to participate in the defense of such Claim.

      10.6 The indemnification obligations and procedures set forth in SECTIONS
10.3 - 10.5 shall survive the termination of this Agreement.

                                   11. GENERAL

      11.1 RCC and RII may assign this Agreement, or any of their respective rights and obligations hereunder, in whole or in part, provided that the transferring party shall have first received the other party's written consent. Except (i) as provided in the foregoing sentence, and (ii) for the assignment by RCC of all of its rights and obligations under this Agreement to an unrelated Person in connection with the acquisition by that third party of substantially all of the assets or voting securities of RCC where such unrelated Person agrees in writing that it succeeds to all of the rights and is subject to all of the obligations of RCC under this Agreement, neither party may assign this Agreement or any of their respective rights and obligations hereunder to any Person and any attempt to assign this Agreement without such consent shall be void and of no effect. In the event that RII or RCC seeks the consent of the other to a proposed assignment, the non-assigning party shall, within fifteen (15) days of its receipt of such request, respond in writing that it consents or does not consent to the proposed assignment.

      11.2 Any dispute or difference between the parties hereto arising out of or relating to this Agreement shall be settled by arbitration in accordance with the Commercial Rules of the American Arbitration Association by a panel of three qualified arbitrators. RII and RCC shall each choose an arbitrator and the third shall be chosen by the two arbitrators so chosen. If either RII or RCC fails to choose an arbitrator within 30 days after notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within 30 days after their appointment, the American Arbitration Association shall, upon the request of any party to the dispute or difference, appoint the arbitrator or arbitrators to constitute or complete the panel as the case may be. Arbitration proceedings hereunder may be initiated by either RII or RCC making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Prince George's County, Maryland. All arbitration proceedings shall be held in Prince George's County, Maryland. Any order or determination of the arbitral tribunal shall be final and binding upon the parties to the arbitration and may be entered in any court having jurisdiction.

      11.3 In the event RII requires services that exceed the scope or extent of the services provided for herein, and if RCC agrees to provide such services, RCC and RII shall negotiate in good faith as to the terms and conditions, including price, under which RCC shall provide such services.

      11.4 RCC is an independent contractor and when its employees act under the terms of this Agreement, they are acting under, and shall be deemed at all times to be under, the supervision and responsibility of RCC; and no person employed by RCC and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of RII or any customer of RII for any purpose whatsoever. RII is an independent contractor and when its employees act under the terms of this Agreement, they are acting under, and shall be deemed at all times to be under, the supervision and responsibility of RII; and no person employed by RII and acting under the terms of this Agreement shall be deemed to be acting as agent or employee of RCC or any customer of RCC for any purpose whatsoever.

      11.5 Each party shall comply with all laws and regulations applicable to its activities under this Agreement.

      11.6 If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by any arbitral tribunal of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

      11.7 All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, telecopier, or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be addressed or delivered as noted below and shall be deemed given (i) when so delivered by hand (with written confirmation of receipt), (ii) when transmitted, if sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered or certified mail, return receipt requested, (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), or (iv) three days after mailing (one business day in the case of express mail), if sent by registered mail (receipt requested):

            (a)   if to RII,

                  Ritz Interactive, Inc.
                  2010 Main Street, Suite 400
                  Irvine, CA 92614
                  Attn: President
                  Facsimile No. (949) 442-0210

                  With a copy to

                  Charles, Kane & Dye LLP
                  1920 Main Street, Suite 1070
                  Irvine, CA 92614
                  Attn: Bruce H. Charles
                  Facsimile No. (949) 852-9878

            (b)   if to RCC,

                  Ritz Camera Centers, Inc.
                  6711 Ritz Way
                  Beltsville, Maryland 20705
                  Attn: Wade Mayberry
                  Facsimile No. (301) 419-2995

                  With a copy to

                  Carole M. Mendez, Esq.
                  6711 Ritz Way
                  Beltsville, Maryland 20705
                  Facsimile No. (301) 419-2995

      11.8 No failure of any party to exercise or enforce any of its rights under this Agreement shall act as a waiver of such right.

      11.9 This Agreement, along with the Exhibits hereto and the Ancillary Agreement and Perpetual License Agreement, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings relating to such subject matter, including but not limited to the Prior Agreement (which is amended and restated in its entirety by this Agreement). No party shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or therein.

      11.10 This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to each of the other parties.

      11.11 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

      11.12 This Agreement is for the sole benefit of the parties hereto and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto any legal or equitable rights hereunder.

      11.13 The headings contained in this Agreement or in any Exhibit hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this

Agreement. All Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

RITZ CAMERA CENTERS, INC.,
a Delaware corporation

By:    /s/ Wade R. Mayberry
       ---------------------------

Name:  Wade R. Mayberry

Title: President

RITZ INTERACTIVE, INC.,
a Delaware corporation

By:    /s/ Fred H. Lerner
       ---------------------------
       Fred H. Lerner, President

                                    EXHIBIT A

                  List and description of Marks (See Recital B)

Boater's World(R)                                   Powerboat Design(R)

Boater's World Discount Marine Centers(R)           Ritz (SM)

Boater's World Discount Marine Centers (Design)(R)  Ritzcamera.com(R)

Boater's World Marine Centers(R)                    Ritz Camera(R)

Boater's World Marine Centers (and Design) (SM)     Ritzcameraauctions.com (SM)

Boatersworld.com(R)                                 Ritz Camera Centers (SM)

Boatersworldauctions.com (SM)                       RitzElectronics.com (SM)

The Camera Shop, Inc. (and Design) (SM)             Ritzlnteractive.com (SM)

Camera World(R)                                     Ritz Interactive

Inkleys (SM)                                        Wolf Camera(R)

Kits Cameras (and Design)(R)                        Wolf Camera (Design)(R)

Outer Banks Outfitters (and Design)(R)              Wolf Camera (Stylized)(R)

Outerbanksoutfitters.com (SM)

                                    EXHIBIT B

                                RCC Related Sites

                               www.ritzcamera.com

                               www.boatersworld.com

                               www.outerbanksoutfitters.com

                               www.camerashopinc.com

                               www.wolfcamera.com

                               www.inkleys.com

                               www.kitscameras.com

                               www.ritzcameraauctions.com

                               www.boatersworldauctions.com

                               www.ritzelectronics.com

                                    EXHIBIT C

                                    RII Sites

                              www.ritzinteractive.com

                              www.photoalley.com

                              www.photography.com

                              www.fishingonly.com

                              www.boatingonly.com

                              www. shopatshark.com

                              www. eangler.com

                              www.bigprintgallery.com

                              www.cameraworld.com

                              www.ritzgifts.com

                              www.insanitysauce.com

                                    EXHIBIT D

                      RCC-RII Sale Price (See Section 1.26)

      The RCC Average Cost shall mean the "Average Cost" in RCC's internal inventory management system as of the date of the applicable sale. In general, such Average Cost is equal to the actual price paid by RCC to its vendors for the RCC Product in question, less any and all credits, rebates, discounts (other than cash discounts), allowances, or similar adjustments in any way inuring to the benefit of RCC and arising out of RCC's purchase of goods and/or services from the vendor in question and as booked by RCC in accordance with its historical course of dealing with such vendors. The RCC-RII Sales Price shall mean and refer to ***** percent (***%) of the RCC Average Cost on the dale of the applicable sale.

                                    EXHIBIT E

        RCC Handling Charge (Section 1.19) and RCC Royalty (Section 1.27)

            (a) The RCC Handling Charge shall be ***** Dollars ($***) for each order placed by a RII customer ("Customer Order") for one or more RCC Product(s) which RCC Product(s) are to be delivered by RCC in a single delivery of the RCC Product(s) to RII; provided, however, in the event a Customer Order is to be delivered in more than one delivery of the RCC Product(s) by RCC to RII then, ***** Dollars ($***) for the first delivery under such Customer Order and ***** Dollars ($**) for each delivery thereafter.

            (b) The RCC Royalty shall be ***** percent (***%) of the net revenue of RII resulting from (A) the sale of RCC Products and RCC Auction Products purchased by RII from RCC and (B) the sale of advertising on the RCC Related Sites. For purposes of this clause (b), "net revenue" means merchandise revenue generated from the sale of RCC Products purchased by RII from RCC net of returns, discounts and uncollected sales tax.

                                    EXHIBIT F

  Detailed descriptions/outline of Handling Services and information required to be provided to RCC regarding RII sale to RII customer (Sections 8.2 and 8.4)

Order Administration:

Subject to the terms and provisions of any agreement between RCC and CommercialWare, RCC will provide a system and/or systems that will record orders as submitted from the RII Network by RII to RCC. The system and/or systems contemplated is an e-commerce system known as Mozart provided by CommercialWare, a third party software provider. This system, with the appropriate integration to other related and existing inventory and purchasing systems is designed to maintain accurate records of RII customers, order details and related inventory, sales, customer, product, quantity, and backorder data. All of the data maintained by these related systems will be reasonably available to RII.

Inventory:

RCC will provide certain inventory and warehouse related functions (from warehouse locations as may be mutually agreed upon by both parties; provided, however that RCC shall be permitted to relocate or close any of its existing warehouses and/or build any new warehouses without the prior consent of RII) including:

- maintaining physical inventory records, including reasonable data and information regarding inventory units in stock, in transit and on backorder,

- maintaining the purchase order system and procedures for periodic purchases of RCC Products,

-     maintaining and providing an inventory of current RCC Products,

- maintaining and providing a system for the purpose of receiving and processing inventory information for RII returns to RCC, and

- maintaining and providing a system for updating the Commercial Ware / Mozart e-commerce order management software with product information, including descriptions for current RCC Products.

Handling Services:

RCC will provide certain warehouse functions for the purpose of delivering the RCC Products or RCC Auction Products sold by RII to its customers to the RII employee (the "RII Representative") located in that portion of the applicable RCC warehouse leased (on commercially reasonable terms) to RII by RCC (the "RII Leased Premises"). For inventory items ordered by RII customers, these functions will include the following:

-     providing warehouse pick tickets identifying the inventory items ordered,

- retrieving from warehouse stock (by manual, automated or other methods) inventory items ordered by RII,

- providing appropriate and adequate packaging consistent with the items ordered,

- delivering the subject RCC Products or RCC Auction Products to the RII Representative at the RII Leased Premises.

Notwithstanding the foregoing, RII and RCC understand, acknowledge and agree that, concurrent with the delivery of the RCC Products or RCC Auction Products to the RII Representative or its designated agent at the RII Leased Premises, RII shall be deemed to have taken title to such RCC Products or RCC Auction Products, as applicable.

When required, and per the terms of this agreement, RCC will also provide the services necessary to provide delivery of RCC Products backordered. These services will include, but may not be limited to:

- providing RII with periodic backorder notifications as required, and as provided and made available by the CommercialWare / Mozart e-commerce order management system.

                                    EXHIBIT G

                      Description of Terms of Payment for:
                   (i) RCC-RII Sales Price (See Section 8.2),
                      (ii) RCC Royalty (See Section 1.27),
            (iii) RCC Handling Charge (See Sections 1.19 and 8.4(c)),
              (iv) ShopAtShark Handling Fee (See Section 8.7), and
                  (v) ShopAtShark Service Fee (See Section 8.7)

(a)   Forty-five (45) days after termination of the month in which

      (i) in the case of the RCC-RII Sale Price, the applicable sale of the subject RCC Product from RCC to RII was made;

      (ii) in the case of the RCC Handling Charge, RII has received the gross revenue upon which such RCC Handling Charge was based; and

      (iii) in the case of the handling fee referenced in SECTION 8.7, RII has received the gross revenue upon which such handling fee was based;

(b) Fifteen (15) days after termination of each calendar month during the Term, in the case of the RCC Royalty;

(c) Fifteen (15) days after termination of each calendar month during the Term, in the case of the service fee referenced in SECTION 8.7; and

(d) Notwithstanding (a) above, if requested by RCC, all RCC Handling Charges and RCC-RII Sales Prices shall be paid in advance of the performance by RCC of RCC's Handling Services for sales of RCC Products or RCC Auction Products during any sixty (60) day cure period described in SECTION 4.2(a).

                                       G-1